FOR IMMEDIATE RELEASE

FX Real Estate and Entertainment Inc.
Announces Corporate Name Change to Circle Entertainment Inc.

New York – January 13, 2011 – Robert F.X. Sillerman, Chairman and Chief Executive Officer of FX Real Estate and Entertainment Inc. (FXRE.PK), announced today that the Company has changed its name to Circle Entertainment Inc., effective January 11, 2011. The Company’s common stock will begin being quoted on the Pink Sheets under the symbol, CEXE.PK, on January 13, 2011.

The Company name change reflects the development of its new business initiatives relating to the location-based entertainment venues, initially based on the use of the SkyView™ observation wheel technology, for which Circle Entertainment Inc. has an exclusive license from William Kitchen and US ThrillRides. Chairman Sillerman noted, “The change of name fits perfectly with the Company’s change in direction. We are circling in on the best location-based attractions and destinations to introduce our SkyView™ experience, and hope to have more information on that in the near future.”

For more information regarding the corporate name change, please see the Company’s Form 8-K dated January 12, 2011, as filed with the Securities and Exchange Commission on January 12, 2011, which can be viewed at the SEC’s website at www.sec.gov.

For further information, please contact Mitchell J. Nelson, the Company’s Executive Vice President and General Counsel, at 212-796-8177.